Exhibit 99.5

RISK FACTORS

Risks Related to Our Business

We have experienced dramatic declines in average selling prices for our semiconductor memory products which have adversely affected our business.

If average selling prices for our memory products decrease faster than we can decrease per gigabit costs, our business, results of operations or financial condition could be materially adversely affected. We have experienced significant decreases in our average selling prices per gigabit in recent years as noted in the table below and may continue to experience such decreases in the future. In some prior periods, average selling prices for our memory products have been below our manufacturing costs and we may experience such circumstances in the future.

	DRAM	Trade NAND Flash*
	(percentage change in average selling prices)
2012 from 2011	(45)%	(55)%
2011 from 2010	(39)%	(12)%
2010 from 2009	28%	26%
2009 from 2008	(52)%	(52)%
2008 from 2007	(51)%	(68)%

*                                         Trade NAND Flash excludes sales to Intel from IM Flash.

We may be unable to reduce our per gigabit manufacturing costs at the rate average selling prices decline.

Our gross margins are dependent upon continuing decreases in per gigabit manufacturing costs achieved through improvements in our manufacturing processes, including reducing the die size of our existing products. In future periods, we may be unable to reduce our per gigabit manufacturing costs at sufficient levels to improve or maintain gross margins. Factors that may limit our ability to reduce costs include, but are not limited to, strategic product diversification decisions affecting product mix, the increasing complexity of manufacturing processes, difficulty in transitioning to smaller line-width process technologies, technological barriers and changes in process technologies or products that may require relatively larger die sizes. Per gigabit manufacturing costs may also be affected by the relatively smaller production quantities and shorter product lifecycles of certain specialty memory products.

The semiconductor memory industry is highly competitive.

We face intense competition in the semiconductor memory market from a number of companies, including Elpida Memory, Inc.; Samsung Electronics Co., Ltd.; SanDisk Corporation; SK Hynix Inc.; Spansion Inc. and Toshiba Corporation. Some of our competitors are large corporations or conglomerates that may have greater resources to withstand downturns in the semiconductor markets in which we compete, invest in technology and capitalize on growth opportunities. Our competitors seek to increase silicon capacity, improve yields, reduce die size and minimize mask levels in their product designs. Transitions to smaller line-width process technologies and product and process improvements have resulted in significant increases in the worldwide supply of semiconductor memory. Increases in worldwide supply of semiconductor memory also result from semiconductor memory fab capacity expansions, either by way of new facilities, increased capacity utilization or reallocation of other semiconductor production to semiconductor memory production. Our competitors may increase capital expenditures resulting in future increases in worldwide supply. Increases in worldwide supply of semiconductor memory, if not accompanied with commensurate increases in demand, would lead to further declines in average selling prices for our products and would materially adversely affect our business, results of operations or financial condition.

The financial crisis and overall downturn in the worldwide economy may harm our business.

The financial crisis and the overall downturn in the worldwide economy have had an adverse effect on our business. A continuation or further deterioration of depressed economic conditions could have an even greater adverse effect on our business. Adverse economic conditions affect demand for devices that incorporate our products, such as personal computers, networking products and mobile devices. Reduced demand for these products could result in significant decreases in our average selling prices and product sales. A continuation of current negative conditions in worldwide credit markets would limit our ability to obtain external financing to fund our operations and capital expenditures. In addition, we may experience losses on our holdings of cash and investments due to failures of financial institutions and other parties. Difficult economic conditions may also result in a higher rate of loss on our accounts receivables due to credit defaults. As a result, our business, results of operations or financial condition could be materially adversely affected.

Our pending acquisitions of Elpida and Rexchip involve numerous risks.

On July 2, 2012, we entered into an agreement entitled “Agreement on Support for Reorganization Companies” (the “Sponsor Agreement”) with the trustees of Elpida Memory, Inc. (“Elpida”) and its subsidiary, Akita Elpida Memory, Inc. (together with Elpida, the “Elpida Companies”), which provides for, among other things, our acquisition of Elpida and our support for the plans of reorganization of the Elpida Companies in connection with their corporate reorganization proceedings in Japan. The Elpida Companies filed petitions for commencement of corporate reorganization proceedings with the Tokyo District Court (the “Japan Court”) under the Corporate Reorganization Act of Japan on February 27, 2012 (the “Japan Proceeding”). On March 23, 2012, the Japan Court issued an order to commence the Japan Proceeding. Elpida filed a Verified Petition for Recognition and Chapter 15 Relief (the “U.S. Proceeding”) in the United States Bankruptcy Court for the District of Delaware (the “U.S. Court”) on March 19, 2012 and, on April 24, 2012, the U.S. Court entered an order that, among other things, recognized the Japan Proceeding as a foreign main proceeding pursuant to 11 U.S.C. § 1517(b).

Under the Sponsor Agreement, we committed to support plans of reorganization for the Elpida Companies that would provide for payments by the Elpida Companies to their secured and unsecured creditors in an aggregate amount of 200 billion yen (or the equivalent of approximately $2.44 billion), less certain expenses of the reorganization proceedings and certain other items. The Sponsor Agreement provides that we will invest 60 billion yen (or the equivalent of approximately $731 million) in cash in Elpida at the closing in exchange for 100% ownership of Elpida’s equity. As a condition to the execution of the Sponsor Agreement, we deposited 1.8 billion yen (or the equivalent of approximately $22 million) into an escrow account in July 2012, which will be applied towards our purchase price for the Elpida shares at closing. The Elpida Companies will use the proceeds of our investment to fund an initial installment payment to their creditors of 60 billion yen, which amount is subject to reduction for certain items specified in the Sponsor Agreement. The initial installment payment will be made within three months following the closing of our acquisition of Elpida. The remaining 140 billion yen (or the equivalent of approximately $1.71 billion) of installment payments payable to the Elpida Companies’ creditors will be made by the Elpida Companies in six annual installments payable at the end of each calendar year beginning in the calendar year after the first installment payment is made. If the resolution of certain unfixed claims under the proposed plans of reorganization, primarily comprised of outstanding litigation claims, would result in payments in respect of those claims in excess of amounts reserved under the proposed plans of reorganization to satisfy such claims, there is a possibility that the Elpida Companies would be required to pay more than 200 billion yen to their pre-petition creditors under the plans of reorganization. In addition, if these unfixed claims are resolved pursuant to settlement arrangements or other post-petition agreements, a substantial portion of the amounts payable with respect to the claims may have to be funded by the Elpida Companies outside of the installment payments provided for by the plans of reorganization. We or one of our subsidiaries are committed to enter into a supply agreement with Elpida following the closing, which will provide for our purchase on a cost-plus basis of all product produced by Elpida. Cash flows from such supply agreement will be used to satisfy the required installment payments under the plans of reorganization. Although certain key parameters of the supply agreement have been agreed to with Elpida, the detailed terms have not been completed, and the final terms will be subject to Japan Court approval.

On that same date, we entered into a share purchase agreement with Powerchip Technology Corporation (“Powerchip”) and certain of its affiliates (the “Rexchip Share Purchase Agreement”), under which we will purchase approximately 714 million shares of the common stock of Rexchip, a manufacturing joint venture formed by Elpida and Powerchip, for approximately 10 billion New Taiwan dollars (or the equivalent of approximately $344 million).

If the transactions contemplated by these two agreements are completed, we will own 100% of Elpida and, directly or indirectly through Elpida, 89% of Rexchip.

The consummation of the Sponsor Agreement is subject to various closing conditions, and we are currently targeting a closing in the first half of calendar 2013. The consummation of the Sponsor Agreement remains subject to, among other conditions: (i) regulatory approval in the People’s Republic of China; (ii) the approval of both the Japan Court and the creditors of the Elpida Companies of the proposed plans of reorganization; (iii) the granting of a recognition order by the U.S. Court with respect to the Japan Court approval of the Elpida plan of reorganization or the completion or implementation of alternative actions providing substantially equivalent benefits; and (iv) the closing of the purchase of the Rexchip shares from the Powerchip Group under the Rexchip Share Purchase Agreement. There can be no assurance that the various conditions will be satisfied, that the Elpida acquisition will close when expected or at all, or that the acquisition of Elpida will ultimately be consummated on the terms and conditions set forth in the Sponsor Agreement. Various creditors are challenging Elpida’s proposed plan of reorganization and related requests for relief, both in the Japan Proceeding and the U.S. Proceeding. If the requisite Japan Court and U.S. Court orders are not entered, the requisite creditor approvals are not obtained or the closing conditions are not satisfied or waived, Micron will not be able to close the acquisitions. Even if the closing occurs, if the timing of closing is delayed significantly, which may be due to, among other things, delays in the regulatory approval process or the court approval process, including as a result of appeals, the value of the Elpida business to Micron could be materially adversely impacted.

In addition to the acquisition risks described elsewhere, these acquisitions are expected to involve the following significant risks:

•                  continued deterioration of conditions in the semiconductor memory market may threaten Elpida’s ability to pay its obligations;

•                  we may incur losses in connection with our financial support, including outstanding guarantees and financing, of the Elpida Companies’ working capital financing and eligible capital expenditures, which losses may arise even if the transactions do not close;

•                  we may be unable to maintain customers, successfully execute our integration strategies, or achieve planned synergies;

•                  we may be unable to accurately forecast the anticipated financial results of the combined business;

•                  our consolidated financial condition may be adversely impacted by the increased leverage resulting from the transactions;

•                  increased exposure to the DRAM market, which experienced significant declines in pricing during the first quarter of 2013 as well as 2012 and 2011;

•                  further deterioration of Elpida’s and Rexchip’s operations and customer base during the period between signing and closing;

•                  increased exposure to operating costs denominated in yen and New Taiwan dollar;

•                  integration issues with Elpida’s and Rexchip’s primary manufacturing operations in Japan and Taiwan;

•                  integration issues of our product and process technology with Elpida and Rexchip; and

•                  an overlap in customers.

Our pending acquisitions of Elpida and Rexchip are inherently risky, may not be successful and may materially adversely affect our business, results of operations or financial condition.

The operations of the Elpida Companies will be subject to continued oversight by the Japan Court during the pendency of the corporate reorganization proceedings.

If we are able to complete the Elpida acquisition, the operation of the businesses of the Elpida Companies will be subject to ongoing oversight by the Japan Court and the trustees during the pendency of the corporate reorganization proceedings. This oversight may continue until the final creditor payment is made under the Elpida Companies’ plans of reorganization, which is scheduled to occur in December 2019, but may occur on a later date to the extent any claims of creditors remain unfixed on the final scheduled installment payment date. Although we may be able to petition the court to terminate the corporate reorganization proceedings once two-thirds of all payments under the plans of reorganization are made, there can be no assurance that the Japan Court will grant any such petition.

During the pendency of the Japan Proceeding, the Elpida Companies will provide periodic financial reports to the Japan Court and may be required to obtain the consent of the Japan Court prior to taking a number of significant actions relating to their businesses, including transferring or disposing of, or acquiring, assets outside the ordinary course of business, incurring or guaranteeing indebtedness, settling disputes or entering into or terminating certain agreements. The consent of the legal trustee may also be required for matters that would likely have a material impact on the operations or assets of the Elpida Companies and their subsidiaries or for transfers of material assets, to the extent the matters or transfers would reasonably be expected to materially and adversely affect execution of the plans of reorganization of the Elpida Companies.

The purpose of the ongoing oversight of the Japan Court is to help ensure that the Elpida Companies meet their installment payment obligations under the plans of reorganization. Although we are planning to request that the Japan Court limit these consent requirements following the closing, we cannot guarantee that we will be successful in narrowing the scope of these consent requirements or that the Japan Court will not impose further requirements on the Elpida Companies, particularly if the Japan Court perceives any risk in the ability of the Elpida Companies to satisfy their obligations under the plans of reorganization. Accordingly, during the pendency of the Japan Proceeding, the operations of the Elpida Companies could be adversely affected if the Japan Court or the legal trustee is unwilling to consent to various actions that we may wish to take with respect to the Elpida Companies. In addition, as a result of the U.S. Proceeding, certain actions that we may wish to take with respect to the U.S. assets of the Elpida Companies (primarily U.S. patents) following the closing (including any transfers or licenses of U.S. intellectual property assets in connection with the implementation of the cost-plus supply arrangement described above) may require approval from the U.S. Court. It is a condition to the closing of Micron’s acquisition of Elpida that the U.S. Court enters an order that recognizes the order of the Japan Court approving the plan of reorganization and authorizes its implementation with respect to assets that exist and claims that can be asserted in the United States or that alternative actions providing substantially equivalent benefits are completed or implemented. If the U.S. Court does not enter such an order or such alternative actions are not completed or implemented and we waive this condition, the U.S. assets of Elpida may remain subject to continued U.S. Court jurisdiction and actions that we may wish to take with respect to the U.S. assets of Elpida may remain subject to U.S. Court oversight.

Our pending acquisitions of Elpida and Rexchip expose us to significant risks from changes in currency exchange rates.

Under the Sponsor Agreement, we committed to support plans of reorganization for Elpida that would provide for payments to the secured and unsecured creditors of Elpida in an aggregate amount of 200 billion yen. Also, under the share purchase agreement with Powerchip, we agreed to pay approximately 10 billion New Taiwan dollars to purchase approximately 714 million shares of Rexchip common stock. Although Elpida’s operating results are favorably impacted by a weakening in the yen, these payments in yen and New Taiwan dollars expose us to significant risks from changes in currency exchange rates.

On July 2, 2012, we executed a series of separate currency exchange transactions pursuant to which we purchased call options to buy 200 billion yen with a weighted-average strike price of 79.15 (yen per U.S. dollar). In addition, to reduce the cost of these call options, we sold put options to sell 100 billion yen with a strike price of 83.32 and we sold call options to buy 100 billion yen with a strike price of 75.57. The net cost of these call and put options, which expire on April 3, 2013, of $49 million is payable upon settlement. These currency options mitigate the risk of a strengthening yen for our yen-denominated payments under the Sponsor Agreement while preserving some ability for us to benefit if the value of the yen weakens relative to the U.S. dollar. On July 25, 2012, we executed a series of separate currency exchange transactions pursuant to which we purchased call options to buy 10 billion New Taiwan dollars with a weighted-average strike price of 29.21 (New Taiwan dollars per U.S. dollar). The net cost of these options, which expire on April 2, 2013, of $3 million is payable upon settlement. These currency options mitigate the risk of a strengthening New Taiwan dollar for our payments under the Rexchip Share Purchase Agreement. These yen and New Taiwan dollar option contracts were not designated for hedge accounting and are remeasured at fair value each period with gains and losses reflected in our results of operations. Therefore, changes in the exchange rate between the U.S. dollar and the yen and the New Taiwan dollar could have a significant impact on our results of operations. In the first quarter of 2013, we recognized a loss of $62 million on the yen hedge for the pending acquisition of Elpida.

We may make future acquisitions and/or alliances, which involve numerous risks.

Acquisitions and the formation or operation of alliances, such as joint ventures and other partnering arrangements, involve numerous risks including the following:

•                  integrating the operations, technologies and products of acquired or newly formed entities into our operations;

•                  increasing capital expenditures to upgrade and maintain facilities;

•                  increased debt levels;

•                  the assumption of unknown or underestimated liabilities;

•                  the use of cash to finance a transaction, which may reduce the availability of cash to fund working capital, capital expenditures, research and development expenditures and other business activities;

•                  diverting management’s attention from normal daily operations;

•                  managing larger or more complex operations and facilities and employees in separate and diverse geographic areas;

•                  hiring and retaining key employees;

•                  requirements imposed by governmental authorities in connection with the regulatory review of a transaction, which may include, among other things, divestitures or restrictions on the conduct of our business or the acquired business;

•                  inability to realize synergies or other expected benefits;

•                  failure to maintain customer, vendor and other relationships;

•                  inadequacy or ineffectiveness of an acquired company’s internal financial controls, disclosure controls and procedures, and/or environmental, health and safety, anti-corruption, human resource, or other policies or practices; and

•                  impairment of acquired intangible assets and goodwill as a result of changing business conditions, technological advancements or worse-than-expected performance of the acquired business.

In recent years, supply of memory products has significantly exceeded customer demand resulting in significant declines in average selling prices for DRAM, NAND Flash and NOR Flash products. Resulting operating losses have led to the deterioration in the financial condition of a number of industry participants, including the liquidation of Qimonda AG (“Qimonda”) and the recent bankruptcy filing by Elpida Memory, Inc. These types of proceedings often lead to confidential court-directed processes involving the sale of related businesses or assets. We believe the global memory industry is experiencing a period of consolidation as a result of these market conditions and other factors, and we have engaged, and expect to continue to engage, in discussions regarding potential acquisitions and similar opportunities arising out of these industry conditions, such as our pending acquisition of Elpida. To the extent we are successful in completing any such transactions, we could be subject to some or all of the risks described above, including the risks pertaining to funding, assumption of liabilities, integration challenges and increases in debt that may accompany such transactions. Acquisitions of, or alliances with, high-technology companies are inherently risky and may not be successful and may materially adversely affect our business, results of operations or financial condition.

The unaudited proforma financial statements presented in this exhibit are not necessarily indicative of the financial results the combined company would have realized had the proposed Elpida acquisition been consummated at the beginning of each period presented and future results may differ materially from the amounts presented in such financial information.

The unaudited pro forma condensed combined financial statements included in this exhibit are for illustrative purposes only and are based on preliminary valuations of assets and liabilities proposed to be acquired and the expected consideration to be paid in the proposed Elpida acquisition. The actual valuation, consideration and related adjustments will be determined as of the closing date of the Elpida acquisition and may differ materially from those reflected in the pro forma condensed combined financial statements presented herein. The unaudited pro forma condensed combined financial statements do not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the Elpida acquisition or the costs to integrate our operations and the operations of Elpida and its subsidiaries or the costs necessary to achieve any cost savings, operating synergies and revenue enhancements. These preliminary amounts and the related adjustments could also change as additional information becomes available and more detailed analysis is performed. These changes could result in material variances between the combined entity’s future financial results and the amounts presented in the unaudited pro forma condensed combined financial statements, including variances in fair values recorded, as well as expenses and cash flows associated with these items. Final purchase accounting adjustments may differ materially from the pro forma adjustments presented herein. The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of our consolidated results of operations or financial position that we would have reported had the Elpida acquisition been completed as of the dates presented, and should not be taken as a representation of our future consolidated results of operations or financial position. Pro forma adjustments are based upon available information and assumptions that we believe are reasonable as described in the notes to the pro forma financial statements.

We may be unable to generate sufficient cash flows or obtain access to external financing necessary to fund our operations, make scheduled debt payments and make adequate capital investments.

Our cash flows from operations depend primarily on the volume of semiconductor memory sold, average selling prices and per unit manufacturing costs. To develop new product and process technologies, support future growth, achieve operating efficiencies and maintain product quality, we must make significant capital investments in manufacturing technology, capital equipment, facilities, R&D and product and process technology. We estimate that capital spending for 2013 will be approximately $1.6 billion to $1.9 billion. In addition, if we are able to complete the Elpida acquisition we believe that capital spending following the closing will be higher than our historical levels as a result of the investments needed to integrate the companies’ manufacturing operations and to support the increased capacity resulting from the Elpida transaction. As of November 29, 2012, we had cash and equivalents of $2,102 million and short-term investments of $169 million. Cash and investments included $56 million held by IM Flash Technologies, LLC (“IMFT”), which is generally not available to finance our other operations. If we are able to close the Elpida transaction, cash held by Elpida may be available to fund a portion of the capital spending. In the past we have utilized external sources of financing when needed. As a result of our current debt levels, expected debt amortization, general economic conditions and adverse conditions in the credit markets, it may be difficult for us to obtain financing on terms acceptable to us. There can be no assurance that we will be able to generate sufficient cash flows, access cash held by Elpida, access capital markets or find other sources of financing to fund our operations, make debt amortization payments and make adequate capital investments to remain competitive in terms of technology development and cost efficiency. Our inability to do the foregoing could have a material adverse effect on our business and results of operations.

Inotera’s financial situation may adversely impact the value of our interest and our supply agreement.

Due to significant market declines in the selling prices of DRAM, Inotera incurred net losses of $410 million for its nine-month period ended September 30, 2012 and $737 million for its fiscal year ended December 31, 2011. Also, Inotera’s current liabilities exceeded its current assets by $1.8 billion as of September 30, 2012, which exposes Inotera to liquidity risk. As of June 30, 2012, Inotera was not in compliance with certain loan covenants, and had not been in compliance for the past several years. Inotera received a waiver from complying with the June 30, 2012 financial covenants. Inotera’s management has developed plans to improve its liquidity, but there can be no assurance that Inotera will be successful in improving its liquidity, which may result in its lenders requiring repayment of such loans during the next year. If Inotera is unable to adequately improve its liquidity, we may have to impair our investment in Inotera, which had a net carrying value of $270 million as of November 29, 2012.

In the second quarter of 2012, we contributed $170 million to Inotera, which increased our ownership percentage from 29.7% to 39.7%. We may not elect to continue to make equity contributions to Inotera, which may further increase its liquidity risk.

On January 17, 2013, we and certain of our subsidiaries entered into an agreement (the “Master Agreement”) with NTC and Inotera to restructure a variety of existing agreements between the parties. Under the new supply agreement, Inotera has the right and the obligation to sell to us all of the DRAM products manufactured by Inotera other than DRAM products that are sold by Inotera to NTC during 2013 pursuant to a separate supply agreement between Inotera and NTC that gives NTC the right to purchase the DRAM products resulting from less than five percent (5%) of Inotera’s capacity. Under the terms of the old supply agreement, we had the right to purchase up to 50% of Inotera’s wafer capacity. In the first quarter of 2013, we purchased $201 million of DRAM products from Inotera and our supply from Inotera accounted for 49% of our aggregate DRAM gigabit production under the old supply agreement. We expect to significantly increase our purchases of DRAM wafers from Inotera as a result of the new supply agreement. If our supply of DRAM from Inotera is impacted, our business, results of operations or financial condition could be materially adversely affected.

Our Inotera Supply Agreement involves numerous risks.

Our Inotera Supply Agreement involves numerous risks including the following:

•                  we have experienced difficulties and delays in ramping production at Inotera on our technology and may continue to experience difficulties and delays in the future;

•                  we have experienced and may experience in the future difficulties in transferring technology to Inotera;

•                  costs associated with manufacturing inefficiencies resulting from underutilized capacity;

•                  difficulties in obtaining high yield and throughput due to differences in Inotera’s manufacturing processes and equipment from our other fabrication facilities; and

•                  uncertainties around the timing and amount of wafer supply we will receive under the supply agreement.

The acquisition of our ownership interest in Inotera from Qimonda has been legally challenged by the administrator of the insolvency proceedings for Qimonda.

On January 20, 2011, Dr. Michael Jaffé, administrator for Qimonda’s insolvency proceedings, filed suit against us and Micron Semiconductor B.V., our Netherlands subsidiary, in the District Court of Munich, Civil Chamber. The complaint seeks to void under Section 133 of the German Insolvency Act a share purchase agreement between us and Qimonda signed in fall 2008 pursuant to which we purchased all of Qimonda’s shares of Inotera and seeks an order requiring us to retransfer the Inotera shares purchased from Qimonda to the Qimonda estate. The complaint also seeks to terminate under Sections 103 or 133 of the German Insolvency Code a patent cross license between us and Qimonda entered into at the same time as the share purchase agreement. A three-judge panel will render a decision after a series of hearings with pleadings, arguments and witnesses. A first hearing was held on September 25, 2012 and a second hearing was held on February 5, 2013. We are unable to predict the outcome of this lawsuit and therefore cannot estimate the range of possible loss. The final resolution of this lawsuit could result in the loss of the Inotera shares or equivalent monetary damages and the termination of the patent cross license, which could have a material adverse effect on our business, results of operation or financial condition. As of November 29, 2012, the Inotera shares purchased from Qimonda had a net carrying value of $149 million.

Our future success may depend on our ability to develop and produce competitive new memory technologies.

Our key semiconductor memory technologies of DRAM, NAND Flash and NOR Flash face technological barriers to continue to meet long-term customer needs. These barriers include potential limitations on the ability to shrink products in order to reduce costs, meet higher density requirements and improve power consumption and reliability. To meet these requirements, we expect that new memory technologies will be developed by the semiconductor memory industry. Our competitors are working to develop new memory technologies that may offer performance and/or cost advantages to our existing memory technologies and render existing technologies obsolete. Accordingly, our future success may depend on our ability to develop and produce viable and competitive new memory technologies. There can be no assurance of the following:

•                  that we will be successful in developing competitive new semiconductor memory technologies;

•                  that we will be able to cost-effectively manufacture new products;

•                  that we will be able to successfully market these technologies; and

•                  that margins generated from sales of these products will allow us to recover costs of development efforts.

If our efforts to develop new semiconductor memory technologies are unsuccessful, our business, results of operations or financial condition may be adversely affected.

Our joint ventures and strategic relationships involve numerous risks.

We have entered into strategic relationships to manufacture products and develop new manufacturing process technologies and products. These relationships include our IMFT NAND Flash joint venture with Intel Corporation (“Intel”), our Inotera DRAM joint venture with NTC, our MP Mask joint venture with Photronics, Inc. and our CMOS image sensor wafer supply agreement with Aptina Imaging Corporation (“Aptina”). These joint ventures and strategic relationships are subject to various risks that could adversely affect the value of our investments and our results of operations. These risks include the following:

•                  our interests could diverge from our partners or we may not be able to agree with partners on ongoing manufacturing and operational activities, or on the amount, timing or nature of further investments in our joint venture;

•                  we may experience difficulties in transferring technology to joint ventures;

•                  we may experience difficulties and delays in ramping production at joint ventures;

•                  our control over the operations of our joint ventures is limited;

•                  we may need to continue to recognize our share of losses from Inotera in our future results of operations;

•                  due to financial constraints, our joint venture partners may be unable to meet their commitments to us or our joint ventures and may pose credit risks for our transactions with them;

•                  due to differing business models or long-term business goals, our partners may decide not to join us in funding capital investment by our joint ventures, which may result in higher levels of cash expenditures by us;

•                  cash flows may be inadequate to fund increased capital requirements;

•                  a decrease in demand for Aptina’s products could result in underutilized capacity and decrease our cost effectiveness;

•                  we may experience difficulties or delays in collecting amounts due to us from our joint ventures and partners;

•                  the terms of our partnering arrangements may turn out to be unfavorable; and

•                  changes in tax, legal or regulatory requirements may necessitate changes in the agreements with our partners.

If our joint ventures and strategic relationships are unsuccessful, our business, results of operations or financial condition may be adversely affected.

An adverse outcome relating to allegations of anticompetitive conduct could materially adversely affect our business, results of operations or financial condition.

On May 5, 2004, Rambus, Inc. (“Rambus”) filed a complaint in the Superior Court of the State of California (San Francisco County) against us and other DRAM suppliers which alleged that the defendants harmed Rambus by engaging in concerted and unlawful efforts affecting Rambus DRAM by eliminating competition and stifling innovation in the market for computer memory technology and computer memory chips. Rambus’ complaint alleged various causes of action under California state law including, among other things, a conspiracy to restrict output and fix prices, a conspiracy to monopolize, intentional interference with prospective economic advantage, and unfair competition. Rambus sought a judgment for damages of approximately $3.9 billion, joint and several liability, trebling of damages awarded, punitive damages, a permanent injunction enjoining the defendants from the conduct alleged in the complaint, interest, and attorneys’ fees and costs. Trial began on June 20, 2011, and the case went to the jury on September 21, 2011. On November 16, 2011, the jury found for us on all claims. On April 2, 2012, Rambus filed a notice of appeal to the California 1st District Court of Appeal.

We are unable to predict the outcome of this matter. An adverse court determination of any lawsuit alleging violations of antitrust laws could result in significant liability and could have a material adverse effect on our business, results of operations or financial condition.

An adverse determination that our products or manufacturing processes infringe the intellectual property rights of others could materially adversely affect our business, results of operations or financial condition.

On January 13, 2006, Rambus filed a lawsuit against us in the U.S. District Court for the Northern District of California. Rambus alleges that certain of our DDR2, DDR3, RLDRAM, and RLDRAM II products infringe as many as fourteen Rambus patents and seeks monetary damages, treble damages, and injunctive relief. The accused products account for a significant portion of our net sales. On June 2, 2006, we filed an answer and counterclaim against Rambus alleging, among other things, antitrust and fraud claims. On January 9, 2009, in another lawsuit involving us and Rambus and involving allegations by Rambus of patent infringement against us in the U.S. District Court for the District of Delaware, Judge Robinson entered an opinion in favor of us holding that Rambus had engaged in spoliation and that the twelve Rambus patents in the suit were unenforceable against us. Rambus subsequently appealed the Delaware Court’s decision to the U.S. Court of Appeals for the Federal Circuit. On May 13, 2011, the Federal Circuit affirmed Judge Robinson’s finding of spoliation, but vacated the dismissal sanction and remanded the case to the Delaware District Court for analysis of the remedy based on the Federal Circuit’s decision. On January 2, 2013, Judge Robinson entered a new opinion in our favor holding that Rambus had engaged in spoliation, that Rambus’ spoliation was done in bad faith, that the spoliation prejudiced us, and that the appropriate sanction was to declare the twelve Rambus patents in the suit unenforceable against us. The Northern District of California Court stayed the trial of the patent phase of the Northern District of California case upon appeal of the spoliation issue to the Federal Circuit. In addition, others have asserted, and may assert in the future, that our products or manufacturing processes infringe their intellectual property rights.

We are unable to predict the outcome of assertions of infringement made against us. A court determination that our products or manufacturing processes infringe the intellectual property rights of others could result in significant liability and/or require us to make material changes to our products and/or manufacturing processes. Any of the foregoing results could have a material adverse effect on our business, results of operations or financial condition.

We have a number of patent and intellectual property license agreements. Some of these license agreements require us to make one time or periodic payments. We may need to obtain additional patent licenses or renew existing license agreements in the future. We are unable to predict whether these license agreements can be obtained or renewed on acceptable terms.

Products that fail to meet specifications, are defective or that are otherwise incompatible with end uses could impose significant costs on us.

Products that do not meet specifications or that contain, or are perceived by our customers to contain, defects or that are otherwise incompatible with end uses could impose significant costs on us or otherwise materially adversely affect our business, results of operations or financial condition. From time to time we have experienced problems with nonconforming, defective or incompatible products after we have shipped such products. In recent periods we have further diversified and expanded our product offerings which could potentially increase the chance that one or more of our products could fail to meet specifications in a particular application. As a result of these problems we could be adversely affected in several ways, including the following:

•                  we may be required to compensate customers for costs incurred or damages caused by defective or incompatible product or replace products,

•                  we could incur a decrease in revenue or adjustment to pricing commensurate with the reimbursement of such costs or alleged damages, and

•                  we may encounter adverse publicity, which could cause a decrease in sales of our products.

New product development may be unsuccessful.

We are developing new products that complement our traditional memory products or leverage their underlying design or process technology. We have made significant investments in product and process technologies and anticipate expending significant resources for new semiconductor product development over the next several years. The process to develop DRAM, NAND Flash, NOR Flash and certain specialty memory products requires us to demonstrate advanced functionality and performance, many times well in advance of a planned ramp of production, in order to secure design wins with our customers. There can be no assurance that our product development efforts will be successful, that we will be able to cost-effectively manufacture new products, that we will be able to successfully market these products or that margins generated from sales of these products will allow us to recover costs of development efforts.

Consolidation of industry participants and governmental assistance to some of our competitors may contribute to uncertainty in the semiconductor memory industry and negatively impact our ability to compete.

In recent years, supply of memory products has significantly exceeded customer demand resulting in significant declines in average selling prices of DRAM, NAND Flash and NOR Flash products and substantial operating losses by us and our competitors. The operating losses as well as limited access to sources of financing have led to the deterioration in the financial condition of a number of industry participants. Some of our competitors may try to enhance their capacity and lower their cost structure through consolidation. In addition, some governments have provided, and may be considering providing, significant financial assistance to some of our competitors. Consolidation of industry competitors could put us at a competitive disadvantage.

We may incur additional material restructure charges in future periods.

In response to severe downturns in the semiconductor memory industry and global economic conditions, we implemented restructure plans in prior periods and may need to implement restructure initiatives in future periods. As a result, we could incur restructure charges (including but not limited to severance and other termination benefits, losses on dispositions on equipment or other long-lived assets and inventory write downs), lose production output, lose key personnel and experience disruptions in our operations and difficulties in the timely delivery of products.

The limited availability of raw materials, supplies or capital equipment could materially adversely affect our business, results of operations or financial condition.

Our operations require raw materials that meet exacting standards. We generally have multiple sources of supply for our raw materials. However, only a limited number of suppliers are capable of delivering certain raw materials that meet our standards. In some cases, materials are provided by a single supplier. Various factors could reduce the availability of raw materials such as silicon wafers, photomasks, chemicals, gases, photoresist, lead frames and molding compound. Shortages may occur from time to time in the future. In addition, disruptions in transportation lines could delay our receipt of raw materials. Lead times for the supply of raw materials have been extended in the past. If our supply of raw materials is disrupted or our lead times extended, our business, results of operations or financial condition could be materially adversely affected.

Our operations are dependent on our ability to procure advanced semiconductor equipment that enables the transition to lower cost manufacturing processes. For certain key types of equipment, including photolithography tools, we are sometimes dependent on a single supplier. In recent periods we have experienced difficulties in obtaining some equipment on a timely basis due to the supplier’s limited capacity. Our inability to timely obtain this equipment could adversely affect our ability to transition to next generation manufacturing processes and reduce costs. Delays in obtaining equipment could also impede our ability to ramp production at new facilities and increase our overall costs of the ramp. If we are unable to timely obtain advanced semiconductor equipment, our business, results of operations or financial condition could be materially adversely affected.

Our results of operations could be affected by natural events in the locations in which we or our customers or suppliers operate.

We have manufacturing and other operations in locations subject to natural occurrences such as severe weather and geological events including earthquakes or tsunamis that could disrupt operations. In addition, our suppliers and customers also have operations in such locations. A natural disaster that results in a prolonged disruption to our operations, or the operations of our customers or suppliers, may adversely affect our business, results of operations or financial condition.

Our net operating loss and tax credit carryforwards may be limited.

We have a valuation allowance against substantially all U.S. net deferred tax assets. As of August 30, 2012, our federal, state and foreign net operating loss carryforwards were $3.5 billion, $2.2 billion and $737 million, respectively. If not utilized, substantially all of our federal and state net operating loss carryforwards will expire in 2023 to 2032 and the foreign net operating loss carryforwards will begin to expire in 2017. As of August 30, 2012, our federal and state tax credit carryforwards were $208 million and $203 million respectively. If not utilized, substantially all of our federal and state tax credit carryforwards will expire in 2013 to 2032. As a consequence of prior business acquisitions, utilization of the tax benefits for some of the tax carryforwards is subject to limitations imposed by Section 382 of the Internal Revenue Code and some portion or all of these carryforwards may not be available to offset any future taxable income. The determination of these tax limitations is complex and requires a significant amount of judgment by us with respect to analysis of past transactions.

Changes in foreign currency exchange rates could materially adversely affect our business, results of operations or financial condition.

Across our multi-national operations, there are transactions and balances denominated in currencies other than the U.S. dollar (our reporting currency), primarily the Singapore dollar, euro, shekel and yen. We recorded net losses from changes in currency exchange rates of $6 million for 2012, $6 million for 2011 and $23 million for 2010. Based on our foreign currency exposures from monetary assets and liabilities, offset by balance sheet hedges, we estimate that a 10% adverse change in exchange rates versus the U.S. dollar would result in losses of approximately $3 million as of November 29, 2012. In the event that the U.S. dollar weakens significantly compared to the Singapore dollar, euro, shekel or yen, our results of operations or financial condition may be adversely affected.

In connection with the Sponsor Agreement and Rexchip Share Purchase Agreement, we entered into currency option transactions to mitigate the risk that increases in exchange rates have on our planned yen and New Taiwan dollar payments. We estimate that, as of November 29, 2012, a 10% decrease in exchange rates for the yen and New Taiwan dollar compared with U.S. dollar would result in losses of approximately $109 million for these currency options. Additionally, we estimate that, as of November 29, 2012, a 10% decrease in exchange rates for the yen and New Taiwan dollar compared with U.S. dollar would result in a decrease of $265 million in the value of our planned payments under the Sponsor Agreement and Rexchip Share Purchase Agreement.

We face risks associated with our international sales and operations that could materially adversely affect our business, results of operations or financial condition.

Sales to customers outside the United States approximated 85% of our consolidated net sales for the first quarter of 2013. In addition, a substantial portion of our manufacturing operations are located outside the United States. In particular, a significant portion of our manufacturing operations are concentrated in Singapore. Our international sales and operations are subject to a variety of risks, including:

•                  export and import duties, changes to import and export regulations, and restrictions on the transfer of funds;

•                  compliance with U.S. and international laws involving international operations, including the Foreign Corrupt Practices Act, export control laws and similar rules and regulations;

•                  political and economic instability;

•                  problems with the transportation or delivery of our products;

•                  issues arising from cultural or language differences and labor unrest;

•                  longer payment cycles and greater difficulty in collecting accounts receivable;

•                  compliance with trade, technical standards and other laws in a variety of jurisdictions;

•                  contractual and regulatory limitations on our ability to maintain flexibility with our staffing levels;

•                  disruptions to our manufacturing operations as a result of actions imposed by foreign governments;

•                  changes in economic policies of foreign governments; and

•                  difficulties in staffing and managing international operations.

These factors may materially adversely affect our business, results of operations or financial condition.

If our manufacturing process is disrupted, our business, results of operations or financial condition could be materially adversely affected.

We manufacture products using highly complex processes that require technologically advanced equipment and continuous modification to improve yields and performance. Difficulties in the manufacturing process or the effects from a shift in product mix can reduce yields or disrupt production and may increase our per gigabit manufacturing costs. Additionally, our control over operations at our IMFT, Inotera and MP Mask joint ventures is limited by our agreements with our partners. From time to time, we have experienced disruptions in our manufacturing process as a result of power outages, improperly functioning equipment and equipment failures. If production at a fabrication facility is disrupted for any reason, manufacturing yields may be adversely affected or we may be unable to meet our customers’ requirements and they may purchase products from other suppliers. This could result in a significant increase in manufacturing costs or loss of revenues or damage to customer relationships, which could materially adversely affect our business, results of operations or financial condition.

Breaches of our network security could expose us to losses.

We manage and store on our network systems, various proprietary information and sensitive or confidential data relating to our operations. We also process, store, and transmit large amounts of data for our customers, including sensitive personal information. Computer programmers and hackers may be able to gain unauthorized access to our network system and steal proprietary information, compromise confidential information, create system disruptions, or cause shutdowns. These parties may also be able to develop and deploy viruses, worms, and other malicious software programs that disrupt our operations and create security vulnerabilities. Attacks on our network systems could result in significant losses and damage our reputation with customers.

We are subject to counterparty default risks.

We have numerous arrangements with financial institutions that subject us to counterparty default risks, including cash deposits, investments, foreign currency option and forward contracts, and capped-call contracts on our stock. As a result, we are subject to the risk that the counterparty to one or more of these arrangements will default on its performance obligations. A counterparty may default rapidly and without notice to us, which could limit our ability to take action to mitigate our exposure. Additionally, our ability to mitigate our exposures may be constrained by the terms of our contractual arrangements or because market conditions prevent us from taking effective action. If one of our counterparties becomes insolvent or files for bankruptcy, our ability to recover any losses suffered as a result of that counterparty’s default may be limited by the liquidity of the counterparty or the applicable laws governing the bankruptcy proceeding. In the event of such default, we could incur significant losses, which could adversely impact our business, results of operations or financial condition.